FILED PURSUANT TO RULE 433

File No. 333-270327

CITIGROUP INC.

$3,200,000,000

6.174% FIXED RATE / FLOATING RATE CALLABLE SUBORDINATED NOTES DUE 2034

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	Baa2 / BBB / BBB+ (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Subordinated. See “Subordination” below.

Trade Date:	May 22, 2023

Settlement Date:	May 25, 2023 (T+3 days)

Maturity:	May 25, 2034

Par Amount:	$3,200,000,000

Treasury Benchmark:	3.375% due May 15, 2033

Treasury Price:	$97-03+

Treasury Yield:	3.724%

Re-offer Spread to Benchmark:	T10+245 bp

Re-offer Yield:	6.174%

Fixed Rate Coupon:	6.174% per annum, payable semiannually in arrears on each May 25 and November 25, beginning on November 25, 2023, from, and including, the Settlement Date to, but excluding, May 25, 2033 (the “fixed rate period”). Following business day convention during the fixed rate period. Business days during fixed rate period New York.

Floating Rate Coupon:	From, and including, May 25, 2033 (the “floating rate period”), an annual floating rate equal to SOFR (as defined in the Issuer’s base prospectus dated March 7, 2023 (the “Prospectus”) and compounding daily over each interest period as described in the Prospectus) plus 2.661%, payable quarterly in arrears, on the second business day following each interest period end date, beginning on August 29, 2033 and ending at Maturity or any earlier redemption date. An “interest period end date” means the 25th of each February, May, August and November, beginning on August 25, 2033 and ending at Maturity or any earlier redemption date.

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$3,185,600,000 (before expenses)

Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period

Defeasance:	Applicable. Provisions of Sections 11.02 and 11.03 of the Indenture apply

Redemption at Issuer Option:

We may redeem the subordinated notes, at our option, (i) in whole, but not in part, on May 25, 2033, or (ii) in whole at any time or in part from time to time, on or after April 25, 2034 at a redemption price equal to the sum of 100% of the principal amount of the subordinated notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to a redemption date and Maturity.

CITIGROUP INC.

$3,200,000,000

6.174% FIXED RATE / FLOATING RATE CALLABLE SUBORDINATED NOTES DUE 2034

Redemption for Tax Purposes:	We may redeem the subordinated notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the subordinated notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the subordinated notes to non-U.S. persons.

Subordination:	The subordinated notes will rank subordinate and junior in right of payment to Citigroup’s Senior Indebtedness as defined in “Description of Debt Securities – Subordinated Debt” in the Prospectus.

Sinking Fund:	Not applicable

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	17327C AR4

ISIN:	US17327CAR43
Sole Book Manager:	Citigroup Global Markets Inc.

Joint-Lead Managers:

Academy Securities, Inc.

American Veterans Group, PBC

AmeriVet Securities, Inc.

Bancroft Capital, LLC

CAVU Securities, LLC

Drexel Hamilton, LLC

Mischler Financial Group, Inc.

Multi-Bank Securities, Inc.

Roberts and Ryan Investments, Inc.

Senior Co-Managers:

Barclays Capital Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

CIBC World Markets Corp.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Intesa Sanpaolo S.p.A.

Lloyds Securities Inc.

MUFG Securities Americas Inc.

Natixis Securities Americas LLC

Nordea Bank Abp

PNC Capital Markets LLC

RBC Capital Markets, LLC

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

UBS Securities LLC

CITIGROUP INC.

$3,200,000,000

6.174% FIXED RATE / FLOATING RATE CALLABLE SUBORDINATED NOTES DUE 2034

Junior Co-Managers:

ANZ Securities, Inc.

Apto Partners, LLC

Banco de Sabadell, S.A.

Bank of China Limited, London Branch

BNY Mellon Capital Markets, LLC

C.L. King & Associates, Inc.

Cabrera Capital Markets LLC

CastleOak Securities, L.P.

China CITIC Bank International Limited

Citizens Capital Markets, Inc.

Commerz Markets LLC

Commonwealth Bank of Australia

Danske Markets Inc.

DBS Bank Ltd.

Desjardins Securities Inc.

Deutsche Bank Securities Inc.

DZ Financial Markets LLC

Emirates NBD Bank PJSC

Erste Group Bank AG

Fifth Third Securities, Inc.

Great Pacific Securities

Huntington Securities, Inc.

ICBC Standard Bank Plc

Independence Point Securities LLC

KeyBanc Capital Markets Inc.

M&T Securities, Inc.

Mashreqbank psc

Mediobanca - Banca di Credito Finanziario S.p.A.

Melvin Securities LLC

Mizuho Securities USA LLC

nabSecurities, LLC

National Bank of Canada Financial Inc.

NatWest Markets Securities Inc.

Nomura Securities International, Inc.

Oversea-Chinese Banking Corporation Limited

Penserra Securities LLC

R. Seelaus & Co., LLC

Rabo Securities USA, Inc.

RB International Markets (USA) LLC

Regions Securities LLC

Samuel A. Ramirez & Company, Inc.

San Blas Securities, LLC

Security Capital Brokerage, Inc.

Stern Brothers & Co.

Tigress Financial Partners LLC

United Overseas Bank Limited

Westpac Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-270327. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.